Exhibit 99.1

MIDDLESEX WATER FILES FOR RATE ADJUSTMENT

ISELIN, N.J., May 15 2023-- Middlesex Water Company (NASDAQ:MSEX) (Middlesex or the Company) today filed a petition with the New Jersey Board of Public Utilities (NJBPU) requesting an increase of approximately $33.9 million or 31.23% to its base rates in its Middlesex system. Middlesex is filing for new rates to recover prudently-incurred investments made to ensure proper maintenance, development and improvement of its utility assets to support continued regulatory compliance and overall quality of service.

Since its last base rate filing in May 2021, Middlesex has invested approximately $136 million as part of its ongoing Water for Tomorrow® capital improvement program in critical drinking water infrastructure projects that are not currently reflected in customer’s rates. These improvements include:

●	Construction and installation of a Granular Activated Carbon water treatment (GAC) system at the Park Avenue wellfield facility to ensure compliance with New Jersey Department of Environmental Protection (NJDEP) regulations pertaining to perfluoralkyl and polyfluoroalkyl chemicals (PFAS);

●	Replacement of aging water mains, valves, service lines and meters in Middlesex Water’s distribution system using a risk-based approach under the Company’s RENEW program, now in its 28th year;

●	Replacement of approximately 25,000 feet of additional distribution mains and the related services, valves and meters (not in the RENEW area) to ensure our ongoing compliance with the New Jersey Water Quality Accountability Act (WQAA).

The WQAA includes various requirements including compliance with Safe Drinking Water Act regulations, water supply allocation permitting and operator licensing requirements, certain cybersecurity standards, hydrant and valve maintenance schedules, violation mitigation plans, and infrastructure improvement/capital investment plans. Middlesex is currently in compliance with all WQAA requirements as reflected in its 2022 certification submission posted on our website.

The GAC system installed at the Park Avenue wellfield was the solution needed to ensure compliance with all state and federal drinking water standards, including the NJDEP regulations for PFAS.

“Compliance with ever increasing regulations and protecting against risks posed by climate change, new emerging contaminants and cybersecurity threats requires continual assessment of our labor resources and water distribution assets to ensure the service we provide supports public health, area fire protection and meets reliability and resiliency system requirements,” said Dennis Doll, Middlesex Water Chairman, President and Chief Executive Officer. “Included in the request is the need for ongoing training, expansion of the company’s workforce to fill retirements, support additional water sampling and monitoring needs, as well as meet additional regulatory requirements,” added Mr. Doll.

In two other separate filings made with the NJBPU today, the Company is seeking approval of:

•	A plan to recoup the costs of replacing lead service lines pursuant to the New Jersey Lead Service Line Replacement Law.
•	A Foundational Filing to implement a Distribution System Improvement Charge (DSIC) to recover costs associated with improvements to the Company’s distribution system.

The Company’s filings will be reviewed, analyzed and investigated by the NJBPU, the New Jersey Division of Rate Counsel and various other intervening entities. The base rate setting process, which can take a minimum of nine months, includes a public hearing on this matter, which will be held in the Company's service area before a decision is made.  Public hearings will also be held on the Lead Service Line Plan and the DSIC Foundational Filing. Customers may obtain the three Company’s petitions and all associated exhibits on the Company's website at www.middlesexwater.com under the menu tab Customer Care/Regulatory Filings.

If the Company’s base rate increase request is approved as requested, the residential customer using approximately 15,000 gallons of water per quarter would see their water bill increase approximately $20.22 per month or $0.66 per day.

About Middlesex Water Company

Established in 1897, Middlesex Water Company (NASDAQ:MSEX) serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. Middlesex Water Company (the Middlesex System) serves over 62,000 retail customers and operates and maintains over 746 miles of transmission and distribution mains, as well as water production and storage facilities in eastern Middlesex County, New Jersey. The company provides retail water service to Carteret, Metuchen, South Amboy, Woodbridge and portions of Clark, Edison and South Plainfield. The Company also provides services under contract to the Borough of Highland Park, the Old Bridge Municipal Utilities Authority, the Township of Marlboro, the City of Rahway and the Township of East Brunswick.

This release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

CONTACT:

Bernadette Sohler, Vice President - Corporate Affairs

Middlesex Water Company

(732) 638-7549